Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of AT&T Inc. of our report dated March 8, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in AT&T Corp.’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated into this Registration Statement by reference to AT&T Inc.’s Form 8-K dated November 21, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, New Jersey
May 9, 2006